Filed Pursuant to Rule 424(b)(3)

Registration No. 333-292406

MORGAN STANLEY PRIVATE MARKETS AND ALTERNATIVES FUND

(the “Fund”)

Supplement dated June 25, 2026, to the

Prospectus and Statement of Additional Information (the “SAI”), dated May 14, 2026

Upon the recommendation of iCapital Fund Advisors LLC (the “Adviser”), the Board of Trustees (the “Board”) of the Fund recently approved changes to the Fund’s name and principal investment strategy. The Fund’s current investment objective to seek long-term capital appreciation will not change. The changes will be effective after the close of business on June 25, 2026 (the “Effective Date”).

On the Effective Date, the Fund’s name will change to “Morgan Stanley Private Markets and Alternatives Fund - Balanced”. Additionally, on the Effective Date, the Fund will, directly or indirectly, invest, under normal circumstances, at least 25% of its net assets plus any borrowings for investment purposes (measured at the time of purchase) in each of (i) debt and debt-related securities; and (ii) equity and equity-related securities.

Accordingly, on the Effective Date, the Fund’s Prospectus will be revised as follows:

All references to Morgan Stanley Private Markets and Alternatives Fund are replaced with Morgan Stanley Private Markets and Alternatives Fund - Balanced.

The following sentence is added to the section of the cover page of the Prospectus entitled “Investment Portfolio”:

Under normal circumstances, the Fund will, directly or indirectly, invest at least 25% of its net assets plus any borrowings for investment purposes (measured at the time of purchase) in each of (i) debt and debt-related securities; and (ii) equity and equity-related securities.

The following sentence is added to the fifth paragraph in the section of the Prospectus Summary entitled “Investment Program”:

Under normal circumstances, the Fund will, directly or indirectly, invest at least 25% of its net assets plus any borrowings for investment purposes (measured at the time of purchase) in each of (i) debt and debt-related securities; and (ii) equity and equity-related securities.

The following sentence is added to the fifth paragraph in the section of the Prospectus entitled “Investment Program - Investment Objective and Philosophy”:

Under normal circumstances, the Fund will, directly or indirectly, invest at least 25% of its net assets plus any borrowings for investment purposes (measured at the time of purchase) in each of (i) debt and debt-related securities; and (ii) equity and equity-related securities.

Please retain this supplement for future reference.